Exhibit 10.5

February 13, 2007

Susan D. Mermer

c/o eMerge Interactive, Inc.

10305 102nd Terrace

Sebastian, FL 32958

Dear Susan:

Your employment with eMerge, Interactive, Inc. (the “Company”) is governed by that certain amended and restated employment agreement, dated as of May 22, 2006 (the “Agreement”). I am pleased to report that you will receive a payment of $75,000 in the event that you (i) resign from your employment with the Company under the Agreement on or before February 23, 2007, (ii) agree to waive the right to receive any severance, or any other salary continuance payments, to which you may otherwise be entitled upon your termination of employment from the Company and (iii) agree to assist the Company, on a part-time, as-needed basis within the reasonable discretion of the Company, with any such responsibilities for which the Company may need your assistance from the date of your termination of employment from the Company until the date of completion of the bankruptcy process (for which the Company expects to file a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Florida, West Palm Beach division on February 14, 2007). The $75,000 payment will be made to you upon the date of completion of the bankruptcy process; provided, however, that if you have otherwise been in compliance with your continuing obligations under this letter and the bankruptcy case has not yet been completed by March 15, 2008, then you shall be entitled to receive the $75,000 payment no later than March 15, 2008.

The opportunity to receive this $75,000 payment is intended to provide an inducement for you to assist the Company on a part-time basis from the date of your termination of employment from the Company until the date of completion of the bankruptcy process. This $75,000 payment will not be payable if you do not continue assisting the Company on a part-time basis, following the date of your termination of employment from the Company, until the date of completion of the bankruptcy process. If you fulfill the terms of this letter and are entitled to this payment, then it will be paid to you in a single cash payment pursuant to orders issued by the Bankruptcy Court regarding payments by the Company of amounts owed to creditors.

If you elect to assist the Company on a part-time basis from the date of your termination of employment from the Company until the date of completion of the bankruptcy process, then you will be working as an “independent contractor” to the Company and not as an employee of the Company. As such, you will not be subject to the provisions of the Company’s employee relations policy, nor will you be entitled to any benefits thereunder. As an independent contractor, the Company shall not withhold or be responsible for any federal or state income taxes, social security payments or employment taxes with respect to the payment of fees or other compensation to you under this letter agreement.

If you accept and agree to the terms set forth above, please sign a copy of this letter in the space below and send the signed copy to me.

Sincerely,

/s/ DAVID C. WARREN
David C. Warren
Chief Executive Officer

AGREED AND ACCEPTED:

/s/ SUSAN D. MERMER	Dated: February 13, 2007
Susan D. Mermer
Executive Vice President and Chief Financial Officer